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                           August 11, 2021

       Jennifer L. Hamann
       Executive Vice President and Chief Financial Officer
       UNION PACIFIC CORP
       1400 Douglas Street
       Omaha, NE 68179

                                                        Re: UNION PACIFIC CORP
                                                            Registration
Statement on Form S-4
                                                            Filed August 3,
2021
                                                            File No. 333-258422

       Dear Ms. Hamann:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Jim Audette